Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES THIRD QUARTER 2015 RESULTS

Increases share repurchase program to $1 billion; updates guidance

Captures 45% of new adoption market and approximately 40% of overall domestic education market

BOSTON – November 5, 2015 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights:

•	HMH captured approximately 40% market share in its addressable domestic education market for K-12 instructional materials, including 45% of the new adoption market for the first nine months of the year.

•	Net sales increased 4% to $576 million compared with $551 million in the third quarter of 2014. On an organic basis, which excludes the contribution from the acquired Educational Technology and Services (EdTech) business[1], net sales would have been $493 million.

•	The EdTech business contributed net sales of $82 million for the quarter.

•	Billings declined approximately 1% to $682 million compared with $692 million in the third quarter of 2014.

•	Net income increased over 22% or $24 million to $131 million compared with net income of $107 million in the third quarter of 2014.

•	Adjusted EBITDA of $192 million was 4% or $8 million lower compared with $200 million in the third quarter of 2014. Adjusted cash EBITDA was $298 million, 13% or $43 million lower compared with $341 million in the third quarter of 2014.

Full Year 2015 Outlook and Recent Highlights:

•	In light of a softer open territory market and smaller supplemental and residual market, the Company is revising its full year 2015 guidance for billings, net sales and content development spend. Our addressable open territory market is expected to grow by 1 percent for the full year. While this is a rebound from the first half of the year, it is 5 percentage points below our initial expectations. Billings are now expected to be in the range of 1% to 4% lower than full year billings in 2014 and net sales are expected to be in the range of 3% to 6% higher than net sales in 2014. Content development spend is expected to be in the range of $110 to $120 million.

•	On November 3, 2015, the Company’s Board of Directors authorized the repurchase of an additional $500 million of shares of HMH’s common stock bringing the program total to $1 billion. On a pro forma basis, as of the end of the third quarter, approximately $760 million would have been available for share repurchases under this aggregate program which may be executed through the end of 2018.

[1]	The EdTech business was acquired on May 29, 2015 from Scholastic Corporation.

•	The Company is planning to increase its debt by an additional $250 million, subject to market and other conditions.

“In spite of market challenges and revisions to our 2015 guidance, our underlying business remains healthy. We continue to lead our core domestic education market, and have been encouraged by the strides made in key strategic growth areas,” commented Linda K. Zecher, President and Chief Executive Officer of HMH, “In 2015, we set out to accelerate the growth of our professional development and services lineup, build on our consumer and early childhood offerings, and further enhance our industry-leading digital capabilities. We have taken clear and meaningful action on all of these fronts, which we believe will be key contributors to our future success. We have expanded our share repurchase program to an aggregate $1 billion given our confidence in the long term prospects of the business.”

Eric Shuman, Chief Financial Officer of HMH, stated, “To date in 2015 we have continued to generate free cash flow, invest in our growth, execute on key strategic initiatives and maintained a leading 40% market share despite the overall anticipated contraction in the domestic education market this year. We believe that this is a testament to the ongoing strength of our business and further underscores our long-term growth potential.”

Third Quarter 2015 Business Highlights:

Education Segment: HMH continued to see encouraging demand for its education products in the third quarter of 2015 despite the anticipated contraction in the overall domestic education market this year relative to 2014. The Company captured 45% of the new adoption market year-to-date, bringing total market share in the domestic education market through the first three quarters to approximately 40%. Within this, HMH captured more than 50% share in the California math adoption and an approximate 30% market share in the Texas social studies/world geography adoption. Demand within open territories picked up for the third quarter, but growth for the year remains below initial expectations. Key open territory wins include New York, Michigan, and Wisconsin.

The Company grew net sales in its professional development business in the third quarter 2015 by 40% compared with the same quarter in 2014. In addition, the recent integration of HMH’s education services organization and the EdTech services business brings together valuable offerings, experiences and employees to create a best in class organization.

Trade Publishing Segment: In the third quarter, revenues of HMH’s Trade Publishing segment slightly decreased, but we continue to build our offering and pipeline of new books that we believe will drive year over year growth in this segment. HMH recently released the critically acclaimed Girl Waits With Gun and Rosemary, the Hidden Kennedy Daughter. Randall Munroe, best-selling author of What If? will release a new title, The Thing Explainer, this month. Additionally, HGTV reality stars The Property Brothers’ debut title Dream Home: The Property Brothers’ Ultimate Guide to Finding & Fixing Your Perfect House, and the memoir of U.S. women’s national soccer team captain, Carli Lloyd are both slated to be released next year.

Key Growth Areas:

Consumer: To support its consumer growth strategy, in October 2015, HMH officially launched Curious World, a subscription-based interactive content service that offers children aged three to seven an ever-expanding collection of games, videos, and eBooks mapped to key learning areas. Additionally, the Company recently acquired select eBook and technology assets of MeeGenius, an eBook subscription service for children up to eight years old.

Digital capabilities: The Company announced the HMH Marketplace – an online destination for educators to discover, share, and sell resources that enhance the teaching and learning experience. Launching in early 2016 in beta, the marketplace will combine applications by edtech developers and start-ups with original content made by teachers for teachers, in a one-stop shop for supplementary education applications that integrate with and support core curriculum.

Additionally, HMH solidified a new partnership with Osmo, the creators of a platform that is revolutionizing the way children learn on the iPad™. This strategic collaboration reinforces the connection between home and school learning and underscores our digital leadership.

International: HMH partnered with Trunity Holdings, Inc. to add new HMH digital curricula to Trunity’s eLearning Platform, enabling on and offline access to HMH programs for K-12 educators and students around the world. HMH programs Holt McDougal Physics, Holt McDougal Chemistry, and Science Fusion became available in international markets starting September 2015. The launch of these new programs follows a successful full-year pilot with the Institute of Applied Technology in the United Arab Emirates during the 2014-2015 school year.

Third Quarter 2015 Financial Results

Net Sales: Net sales for the three months ended September 30, 2015 increased $25 million to $576 million, up 4% year-over-year, from $551 million. Net sales were driven by the $82 million contribution from the EdTech business. Excluding the contribution from EdTech, net sales would have been $493 million. Net sales for HMH’s Education segment increased 5% or $28 million year-over-year from $504 million to $532 million, driven by the contribution from EdTech, partially offset by a $55 million decrease in the domestic education business. The decline in the domestic education business is largely attributable to the overall smaller adoption market in 2015 relative to 2014 which included large adoptions in Texas, California, and Florida. Partially offsetting this were strong results in markets such as West Virginia and Tennessee. HMH’s Trade Publishing segment recorded $43 million in net sales in the third quarter, a 7% or $3 million decrease, from $46 million in the same period in 2014. The decline was driven by strong prior year net sales of titles such as The Giver and the bestselling What If partially offset by strong net sales of front-list culinary titles such as The Whole 30, The Real Paleo Diet Cookbook and Cake My Day.

Cost of Sales: Cost of sales in the third quarter increased by 3% or $8 million to $272 million compared to $264 million in the same quarter of 2014. During this period, cost of sales, excluding pre-publication and publishing rights amortization, grew by 7% or $15 million year-over-year from $205 million to $220 million, primarily attributable to higher volume, product mix, higher royalty costs, and technology costs to support HMH’s digital products. This resulted in cost of sales, excluding pre-publication and publishing rights amortization, increasing from 37% to 38% as a percent of net sales.

Selling and Administrative Expenses: Selling and administrative expenses in the third quarter of 2015 increased 14% or $24 million to $192 million from $168 million in the prior year. This was primarily due to a $29 million increase related to the addition of the EdTech business along with higher labor and technology costs to support HMH’s growth initiatives, and partially offset by an $11 million decrease in sales commissions. Excluding the EdTech business, selling and administrative expenses would have been lower by 3%, primarily due to lower sales commissions.

Operating Income: Operating income for the three months ended September 30, 2015 decreased $13 million, or 12%, from $116 million for the same period in 2014 to $103 million, primarily due to the aforementioned changes in cost of sales, and selling and administrative costs partially offset by the increase in net sales.

Net Income: HMH recorded net income of $131 million in the third quarter of 2015 compared to a $107 million net income in the same quarter of 2014, an over 22% year-over-year increase, primarily due to a $40 million income tax benefit in the third quarter 2015, compared to a $3 million income tax expense in the same period last year, partially offset by a $6 million increase in interest expense along with the same factors impacting operating income.

Adjusted EBITDA and Adjusted Cash EBITDA: Adjusted EBITDA for the third quarter of 2015 was $192 million compared to $200 million in the same quarter for 2014, down $8 million or 4% year-over-year. Adjusted EBITDA in HMH’s Education segment was $198 million compared to $206 million in the same quarter for 2014, a decrease of 4% or $8 million. Adjusted EBITDA for the Company’s Trade Publishing segment decreased $3 million year-over-year from $7 million to $4 million, a 47% decline. Corporate and Other costs, which represent certain general overhead costs not fully allocated to the business segments, such as legal, accounting, treasury, human resources, technology, and executive functions, were a loss of $11 million for the quarter compared with a loss of $13 million in the year-ago period. Adjusted cash EBITDA, defined as adjusted EBITDA plus the change in deferred revenue, was $298 million in the third quarter of 2015 compared with $341 million in the third quarter of 2014.

Cash Flow: Net cash generated from operating activities for the nine months ended September 30, 2015 was $163 million as compared to $301 million in the first three quarters of 2014. The $138 million decrease was primarily driven by lower billings stemming from a smaller domestic education market, and higher interest from the increase in the Company’s term loan. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for the nine months ended September 30, 2015 was $35 million compared with $161 million for the same period in 2014. As of September 30, 2015, HMH had $524 million of cash and cash equivalents and short-term investments compared to $743 million at December 31, 2014.

Capital Allocation

On November 3rd, the HMH Board of Directors authorized an increase in the size of its existing share repurchase program by an additional $500 million for an aggregate total of $1 billion. The aggregate $1 billion share repurchase program may be executed through the end of 2018. Repurchases under the program may be made from time to time in open market, including under trading plans, or privately negotiated transactions. The extent and timing of any such repurchases would be at the Company’s discretion and subject to market conditions, applicable legal requirements and other considerations.

During the third quarter, HMH repurchased 2 million shares for approximately $48 million on the open market and through privately negotiated transactions bringing the year to date total to approximately $240 million of shares repurchased. On a pro forma basis, as of the end of the third quarter, approximately $760 million would have been available for share repurchases under the aggregate $1 billion share repurchase program.

The share repurchases align with HMH’s broader capital allocation strategy, which focuses on driving organic growth, pursuing strategic acquisition opportunities and returning capital to stockholders, when appropriate.

Additionally, subject to market and other conditions, the Company plans to increase its debt by an additional $250 million and use some or all of the net proceeds from the financing to fund a portion of its share repurchases under the share repurchase program among other general corporate purposes.

2015 Outlook

The Company is revising its guidance for full year 2015. HMH expects its billings to be in the range of $1,530 to $1,580 million, which is approximately 1% to 4% below 2014 billings and net sales to be in the range of $1,415 to $1,450 million, which is 3% to 6% up from 2014 net sales. The revision is primarily due to softness in the open territory market along with lower than expected net sales in the supplemental and residual market.

HMH’s addressable domestic education market, the market where it primarily sells its instructional resources for grades K through 12, is expected to remain at $2.7 billion in 2015 compared with $3 billion in 2014.

Additionally, pre-publication or content development costs for 2015 are now expected to be approximately $110 to $120 million, a change from the mid-year guidance of $130 to $140 million.

Conference Call

At 8:30 a.m. EDT on Thursday, November 5, 2015, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 59533931

Moderator: Rima Hyder, Vice President, Investor Relations

Webcast Link: http://edge.media-server.com/m/p/tfcuwpiq

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until November 12, 2015 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 59533931.

Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we have presented adjusted EBITDA, adjusted cash EBITDA, billings and free cash flow as non-GAAP measures in addition to our GAAP results. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with cost such as severance, facility closure cost, and acquisition cost. Accordingly, our management believes that this measurement is useful for comparing our performance from period to period. In addition, targets and positive trends in adjusted cash EBITDA and billings are used as performance measures and to determine certain compensation of management. Management believes that the presentation of adjusted cash EBITDA and billings also provide useful information to our investors and management as an indicator of our cash performance as it takes into account our deferred revenue and is not affected by the aforementioned items excluded from adjusted EBITDA. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our measure of these non-GAAP measures may not be directly comparable to adjusted EBITDA, adjusted cash EBITDA, billings and free cash flow of other companies. Although we use non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures are limited as they include and/ or do not include certain items not included and/or included in the most directly comparable GAAP measure. Billings, adjusted EBITDA and adjusted cash EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA and adjusted cash EBITDA are not intended to be a measure of liquidity nor is free cash flow intended to be a measure for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K-12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Contact:

Investor Relations

Rima Hyder

Vice President, Investor Relations

(617) 351-3309

rima.hyder@hmhco.com

Media Relations

Bianca Olson

Senior Vice President, Corporate Affairs

(617) 351-3841 | (646) 932-1241

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings, net sales, deferred revenue; financial condition; pre-publication or content development costs; liquidity; financing activities and use of proceeds; products, including product mix and format; prospects; growth; adjacent markets; strategies, including with respect to capital allocation; the market, including market size and share, and industry in which we operate and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; adverse or worsening economic trends or the continuation of current economic conditions; changes in consumer demand for, and acceptance of, our products; changes in product mix, format and timing of delivery; changes in competitive factors; offerings by technology companies that compete with our products; industry cycles and trends; conditions and/or changes in the publishing industry; changes or the loss of our key third-party print vendors; restrictions under agreements governing our outstanding indebtedness; changes in laws or regulations governing our business and operations; changes or failures in the information technology systems we use; demographic trends; uncertainty surrounding our ability to enforce our intellectual property rights; inability to retain management or hire employees; impact of potential impairment of goodwill, the impact of our EdTech integration and ability to realize synergies; capital market conditions; our ability to obtain additional financing on favorable terms; business decisions; and other intangibles in a challenging economy; decline or volatility of our stock price regardless of our operating performance; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets (Unaudited)

(in thousands of dollars, except share information)	September 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$377,043	$456,581
Short-term investments	146,492	286,764
Accounts receivable, net	478,733	255,669
Inventories	185,600	183,961
Deferred income taxes	17,264	20,459
Prepaid expenses and other assets	29,052	18,665

Total current assets	1,234,184	1,222,099

Property, plant, and equipment, net	134,643	138,362
Pre-publication costs, net	326,975	236,995
Royalty advances to authors, net	45,779	46,777
Goodwill	783,923	532,921
Other intangible assets, net	939,617	801,969
Deferred income taxes	3,705	3,705
Other assets	37,009	28,279

Total assets	$3,505,835	$3,011,107

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$67,500
Accounts payable	80,155	51,266
Royalties payable	96,289	80,089
Salaries, wages, and commissions payable	65,936	59,733
Deferred revenue	234,940	157,016
Interest payable	106	47
Severance and other charges	5,026	5,928
Accrued postretirement benefits	2,037	2,037
Other liabilities	37,679	27,015

Total current liabilities	530,168	450,631

Long-term debt, net of discount	786,222	175,625
Long-term deferred revenue	459,951	370,103
Accrued pension benefits	16,424	18,525
Accrued postretirement benefits	24,548	26,500
Deferred income taxes	151,218	112,220
Other liabilities	22,388	97,823

Total liabilities	1,990,919	1,251,427

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 144,931,777 and 142,000,019 shares issued at September 30, 2015 and December 31, 2014, respectively; 134,707,975 and 141,917,997 shares outstanding at September 30, 2015 and December 31, 2014, respectively	1,348	1,420
Treasury stock, 10,223,802 and 82,022 shares at September 30, 2015 and December 31, 2014, respectively, at cost	(239,408)	—
Capital in excess of par value	4,822,524	4,784,962
Accumulated deficit	(3,036,515)	(2,999,913)
Accumulated other comprehensive loss	(33,033)	(26,789)

Total stockholders’ equity	1,514,916	1,759,680

Total liabilities and stockholders’ equity	$3,505,835	$3,011,107

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars, except share and per share information)	2015	2014	2015	2014
Net sales	$575,507	$551,008	$1,118,059	$1,106,831
Costs and expenses
Cost of sales, excluding pre-publication and publishing rights amortization	220,492	205,395	485,137	464,839
Publishing rights amortization	19,358	25,048	61,649	80,575
Pre-publication amortization	32,437	33,463	86,809	94,500

Cost of sales	272,287	263,906	633,595	639,914
Selling and administrative	191,843	167,741	505,539	457,034
Other intangible assets amortization	7,255	3,029	14,734	8,981
Impairment charge for investment in preferred stock	—	—	—	1,279
Severance and other charges	1,563	181	3,605	5,300

Operating income (loss)	102,559	116,151	(39,414)	(5,677)

Other income (expense)
Interest expense	(10,196)	(4,662)	(22,310)	(13,354)
Change in fair value of derivative instruments	(42)	(1,252)	(1,893)	(1,560)
Loss on extinguishment of debt	(878)	—	(3,051)	—

Income (loss) before taxes	91,443	110,237	(66,668)	(20,591)
Income tax expense (benefit)	(39,638)	3,207	(30,066)	7,166

Net income (loss)	$131,081	$107,030	$(36,602)	$(27,757)

Net income (loss) per share attributable to common stockholders
Basic	$0.97	$0.76	$(0.26)	$(0.20)

Diluted	$0.94	$0.75	$(0.26)	$(0.20)

Weighted average shares outstanding
Basic	135,169,318	140,742,786	138,978,746	140,269,383

Diluted	139,813,309	143,583,901	138,978,746	140,269,383

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands of dollars)	2015	2014
Cash flows from operating activities
Net loss	$(36,602)	$(27,757)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	216,542	236,941
Amortization of debt discount and deferred financing costs	5,807	3,563
Deferred income taxes	42,193	3,052
Stock-based compensation expense	9,928	8,805
Loss on extinguishment of debt	3,051	—
Change in fair value of derivative instruments	1,893	1,560
Impairment charge for investment in preferred stock	—	1,279
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(191,826)	(207,212)
Inventories	12,074	(8,228)
Accounts payable and accrued expenses	25,693	47,409
Royalties, net	15,718	16,103
Deferred revenue	147,583	244,043
Interest payable	59	(7)
Severance and other charges	(2,670)	(4,988)
Accrued pension and postretirement benefits	(4,053)	(10,236)
Other, net	(82,012)	(3,601)

Net cash provided by operating activities	163,378	300,726

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	286,732	94,190
Purchases of short-term investments	(146,518)	(274,599)
Additions to pre-publication costs	(78,978)	(90,280)
Additions to property, plant, and equipment	(49,642)	(49,779)
Acquisition of business, net of cash acquired	(578,190)	(9,091)

Net cash used in investing activities	(566,596)	(329,559)

Cash flows from financing activities
Proceeds from term loan	796,000	—
Payments of long-term debt	(245,125)	(1,875)
Payments of deferred financing fees	(15,255)	—
Repurchases of common stock	(239,408)	—
Tax withholding payments related to net share settlements of restricted stock units	(658)	(723)
Proceeds from stock option exercises	28,126	14,643

Net cash provided by financing activities	323,680	12,045

Net decrease in cash and cash equivalents	(79,538)	(16,788)
Cash and cash equivalents
Beginning of period	456,581	313,628
Net decrease in cash and cash equivalents	(79,538)	(16,788)

End of period	$377,043	$296,840

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Consolidated

(in thousands of dollars)

	Three Months Ended September 30,
	2015	2014
Net income	$131,081	$107,030
Interest expense	10,196	4,662
Provision (benefit) for income taxes	(39,638)	3,207
Depreciation expense	17,165	17,564
Amortization expense	59,050	61,540
Non-cash charges—stock-based compensation expense	3,116	2,861
Non-cash charges—gainloss on derivative instrument	42	1,252
Asset impairment charges	—	—
Purchase accounting adjustments (1)	4,046	1,434
Fees, expenses or charges for equity offerings, debt or acquisitions	—	461
Restructuring	4,043	95
Severance separation costs and facility closures	1,563	181
Loss on extinguishment of debt	878	—

Adjusted EBITDA	$191,542	$200,287

	Nine Months Ended September 30,
	2015	2014
Net loss	$(36,602)	$(27,757)
Interest expense	22,310	13,354
Provision (benefit) for income taxes	(30,066)	7,166
Depreciation expense	53,350	52,885
Amortization expense	163,192	184,056
Non-cash charges—stock-based compensation expense	9,928	8,805
Non-cash charges—loss on derivative instrument	1,893	1,560
Asset impairment charges	—	1,279
Purchase accounting adjustments (1)	5,120	3,025
Fees, expenses or charges for equity offerings, debt or acquisitions	18,791	4,151
Restructuring	4,805	2,507
Severance separation costs and facility closures	3,605	5,300
Loss on extinguishment of debt	3,051	—

Adjusted EBITDA	$219,377	$256,331

(1)	Represents certain non-cash accounting adjustments, most significantly relating to deferred revenue and inventory costs.

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Education

(in thousands of dollars)

	Three Months Ended September 30,
	2015	2014
Net income	$125,002	$131,482
Depreciation expense	13,546	15,378
Amortization expense	55,690	57,963
Purchase accounting adjustments	4,046	1,434

Adjusted EBITDA	$198,284	$206,257

	Nine Months Ended September 30,
	2015	2014
Net income	$45,834	$60,432
Depreciation expense	43,526	47,412
Amortization expense	152,909	173,198
Non-cash charges – asset impairment charges	—	1,279
Purchase accounting adjustments	5,120	3,025

Adjusted EBITDA	$247,389	$285,346

Trade Publishing

(in thousands of dollars)

	Three Months Ended September 30,
	2015	2014
Net income	$164	$3,481
Depreciation expense	271	164
Amortization expense	3,360	3,577

Adjusted EBITDA	$3,795	$7,222

	Nine Months Ended September 30,
	2015	2014
Net loss	$(7,918)	$(3,454)
Depreciation expense	702	440
Amortization expense	10,283	10,858

Adjusted EBITDA	$3,067	$7,844

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Corporate and Other

(in thousands of dollars)

	Three Months Ended September 30,
	2015	2014
Net income (loss)	$5,915	$(27,933)
Interest expense	10,196	4,662
Provision (benefit) for income taxes	(39,638)	3,207
Depreciation expense	3,348	2,022
Non-cash charges—gain (loss) on derivative instruments	42	1,252
Non-cash charges—stock-based compensation expense	3,116	2,861
Fees, expenses or charges for equity offerings, debt or acquisitions	—	461
Restructuring	4,043	95
Severance separation costs and facility closures	1,563	181
Loss on extinguishment of debt	878	—

Adjusted EBITDA	$(10,537)	$(13,192)

	Nine Months Ended September 30,
	2015	2014
Net loss	$(74,518)	$(84,735)
Interest expense	22,310	13,354
Provision (benefit) for income taxes	(30,066)	7,166
Depreciation expense	9,122	5,033
Non-cash charges—gain on derivative instruments	1,893	1,560
Non-cash charges—stock-based compensation expense	9,928	8,805
Fees, expenses or charges for equity offerings, debt or acquisitions	18,791	4,151
Restructuring	4,805	2,507
Severance separation costs and facility closures	3,605	5,300
Loss on extinguishment of debt	3,051	—

Adjusted EBITDA	$(31,079)	$(36,859)

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Billings

(in thousands of dollars)

	Three Months Ended September 30,
	2015	2014
Net sales	$575,507	$551,008
Change in deferred revenue	106,186	140,568

Billings	$681,693	$691,576

	Nine Months Ended September 30,
	2015	2014
Net sales	$1,118,059	$1,106,831
Change in deferred revenue	147,583	244,894

Billings	$1,265,642	$1,351,725

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

	Nine Months Ended September 30,
(in thousands of dollars)	2015	2014
Cash flows from operating activities
Net cash provided by operating activities	$163,378	$300,726

Cash flows from investing activities
Additions to pre-publication costs	(78,978)	(90,280)
Additions to property, plant, and equipment	(49,642)	(49,779)

Free Cash Flow	$34,758	$160,667